Exhibit 99.1

Westland Announces Receipt of Superior Proposal

from SunCal Companies

FOR IMMEDIATE RELEASE – July 5, 2006

Albuquerque, July 5, 2006 – On July 5, 2006, Westland Development Co., Inc. announced that on June 6, 2006, it had received a new proposal from SunCal Companies of Irvine, California ("SunCal"), offering to purchase all the outstanding shares of Westland common stock, through a merger with its subsidiary, SCC Acquisition Corp. (“SCC”), for a price of $308 per share, a 1% increase over the price agreed upon by Westland and SHNM Acquisition Corp. (“SHNM’) in the merger agreement entered into between Westland and SHNM dated June 5, 2006 (the “SHNM Merger Agreement”). In its proposal, SunCal discussed developing a structure through which Westland’s current shareholders could continue to participate in the exploration of minerals, specifically oil and gas, on Westland’s land. At a meeting of Westland’s board of directors on June 13, 2006, after consideration of the proposal and consultation with Westland’s attorneys, Westland’s board determined that the proposal was an "Acquisition Proposal" as that term is defined in the SHNM Merger Agreement, and informed SHNM of its decision.

On June 26, 2006, Westland’s board of directors received a second letter from SunCal and on June 30, 2006 Westland received additional materials from SunCal, formally offering to increase the cash offered for Westland to $315.00 per share, to furnish at closing $2 million of the $1 million annual payments to be made to the Atrisco Heritage Foundation (a non-profit entity that would be formed pursuant to the proposed merger) representing the first and second annual contribution to the Foundation, and to create a New Mexico limited liability company to be named Atrisco Oil & Gas LLC into which Westland would assign 100% of all rents, royalties and other benefits to which Westland is entitled under current oil and gas leases and 50% of Westland's existing mineral rights. Atrisco Oil and Gas LLC would have certain rights to compel SunCal to allow drilling to explore for the minerals.

After reviewing the terms of the proposal, on June 30, 2006, Westland’s board of directors determined that the SCC offer was a “Superior Proposal” to the merger contemplated by the SHNM Merger Agreement, as that term is defined in the SHNM Merger Agreement. The SHNM Merger Agreement provides for the payment of $305.00 in cash per share of issued and outstanding Westland common stock, the funding to the Atrisco Heritage Foundation of payments of $1 million per year for 100 years and for the payment of 100% of any royalty income from the two existing leases plus 50% of future oil and gas royalties received by Westland after the merger to be paid to the Foundation as additional funding.

In light of the receipt of the “Superior Proposal”, under the terms of the SHNM Merger Agreement, Westland must negotiate in good faith with SHNM to make such adjustments in the terms and conditions of the SHNM Merger Agreement such that the SCC offer would no longer constitute a “Superior Proposal”. Westland and SHNM have agreed that if SHNM does not agree to revise the SHNM Merger Agreement in a manner such that the SCC offer would no longer be considered a “Superior Proposal” by the close of Westland’s business at 5:00 PM New Mexico time on July 17, 2006, Westland may terminate the SHNM Merger Agreement and will be free to enter into a definitive agreement with SCC, subject to the payment of the requisite termination fee and return of amounts deposited with Westland pursuant to the merger agreement with SHNM.

The other terms of the SCC offer are nearly identical to the merger agreement entered into with SHNM.

Due to the aforementioned events, Westland expects that new or supplemental proxy material relating to either an amended agreement with SHNM or a new merger agreement with SunCal and SCC will be distributed.

The Proxy Statement

A DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED MERGER WITH SHNM WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND MAILED TO WESTLAND’S SHAREHOLDERS ON APRIL 24, 2006. SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY NEW OR SUPPLEMENTAL MATERIALS FILED AND MAILED BECAUSE THEY DO AND WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement and other relevant materials and other documents filed by Westland with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and shareholders may obtain free copies of such documents filed with the SEC by contacting Westland Development Co., Inc., Robert Simon, at (505) 831-9600 or by written request mailed to Westland Development Co., Inc., Robert Simon, 401 Coors Blvd, NW, Albuquerque, NM 87121.

Westland and its executive officers and directors and other persons may be deemed to be participating in the solicitation of proxies in connection with the merger. Other information regarding the participants in the proxy solicitation and a description of their interests, by security holdings or otherwise, will be contained in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements

Statements about the expected timing, completion and effects of the merger and all other statements in this release, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Westland may not be able to complete the merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval or the failure to satisfy the other closing conditions.